[LOGO - Arthur Andersen]



Office of the Chief Accountant                         Arthur Anderson LLP
Securitiees and Exchange Commission                    501 Eisenhower Parkway
450 Fifth Street, N.W.                                 Roseland NJ  07068-1099
Washington, D.C.  20549                                Tel 973-403 6100

November 28, 2000


Dear Sir/Madam:

We have read Item 4 included in the Form 8-k dated November 28, 2000 of Mediscience Technology Corporation (the Company) to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein. We have not been engaged, and accordingly have not performed any quarterly review procedures on the Company's financial statements included in the Company's Form 10-Q for the quarters ended May 31, 2000 and August 31, 2000.

Very truly yours,



/s/ Arthur Andersen LLP
-----------------------
Arthur Andersen LLP





MB
Copy to:  Mr. Peter Katevatis, Chairman, Mediscience Technology Corp.